FIRST AMENDMENT TO
KBR BENEFIT RESTORATION PLAN
AS RESTATED EFFECTIVE DECEMBER 31, 2010

WHEREAS, KBR, Inc. (the “Company”) maintains the KBR Benefit Restoration Plan, as most recently restated effective December 31, 2010 (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to prospectively change the rate of interest credited on amounts allocated to the Accounts of Participants; and

WHEREAS, pursuant to Article X of the Plan, amendments to the Plan that are required to comply with applicable law or that facilitate Plan administration without increasing benefits under the Plan to any Participants may be made by the Chief Executive Officer of the Company; provided, however, that no such change in the Plan may deprive a Participant of the amounts allocated to his or her Account or be retroactive in effect to the prejudice of any Participant and the interest rate applicable to amounts credited to Participants’ Accounts for periods subsequent to Termination of Service shall not be reduced below 6% per annum;

NOW THEREFORE, effective as of March 1, 2014, the Plan is hereby amended as follows:

1.Paragraph (C) of Article IV of the Plan shall be deleted, and the following shall be substituted therefor:

“(C)    Interest shall be credited at least annually on amounts allocated to Participants’ Accounts with respect to an Allocation Year at the Moody’s Average Corporate Bond Yield rate (determined monthly) plus 2%; provided, however, that the interest credited with respect to such amounts shall not exceed the equivalent of 10% per annum and shall not be less than the equivalent of 6% per annum. For the Allocation Year beginning on January 1, 2014, the interest credit rate shall be determined as provided in the preceding sentence but determined as if the applicable Moody’s Average Corporate Bond Yield rate was 8% for the first two months of such Allocation Year and was the Moody’s Average Corporate Bond Yield rate in effect each month for the last 10 months of such Allocation Year.”

2.Paragraph (B) of Article XIII of Appendix A of the Plan shall be deleted, and the following shall be substituted therefor:

“(B)    Interest shall be credited at least annually on amounts allocated to Participants’ Accounts with respect to an Allocation Year at the Moody’s Average Corporate Bond Yield rate (determined monthly) plus 2%; provided, however, that the interest credited with respect to such amounts shall not exceed the equivalent of 10% per annum and shall not be less than the equivalent of 6% per annum; and further provided that in no event shall the interest credited under this Paragraph (B) exceed the amount of interest that would have been credited under the terms of the Grandfathered Plan as in effect on December 31, 2004. For the Allocation Year beginning on January 1, 2014, the interest credit rate shall be determined as provided in the preceding sentence but determined as if the applicable Moody’s Average Corporate Bond Yield rate was 8% for the first two months of such Allocation Year and was the Moody’s Average Corporate Bond Yield rate in effect each month for the last 10 months of such Allocation Year.”

3.Capitalized terms used in this document shall have the meanings assigned to them under the provisions of the Plan unless otherwise qualified by context.

EXECUTED this 27th day of February 2014, effective for all purposes as provided above.
KBR, INC.

By: /s/ William P. Utt
William P. Utt
Chairman of the Board,
President and Chief Executive Officer
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